Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Tom Ryan/Don Duffy
203.682.8200
Sally Smith – President and CEO

Media Contact:
Mary Twinem - CFO

Michael Fox
203.682.8200

Buffalo Wild Wings, Inc. Announces Third Quarter Results

Minneapolis, Minnesota, October 20, 2004 – Buffalo Wild Wings, Inc. (Nasdaq: BWLD), today announced financial results for the third quarter ended September 26, 2004. Highlights for the third quarter were:

•	Total revenue increased 37.3% over prior year to $42.7 million

•	Company-owned restaurant sales grew 36% over prior year to $37.9 million

•	Third quarter system-wide same store sales increased 7%

•	Earnings per diluted share of $0.14, which includes an impairment charge of $0.04 and stock-based compensation expense of $0.02 per diluted share

Sally Smith, Chief Executive Officer and President, commented, “We posted an impressive same store sales gain of 7% in the current period, which is especially notable considering the 7.9% same store sales increase in the same period a year ago. In terms of profitability, we were also pleased with our performance, meeting our guidance despite a restaurant impairment charge of $508,000. We credit stronger than expected same store sales, lower than expected wing costs and a continued focus on operating efficiencies for our solid third quarter.”

Total revenue, which includes company-owned restaurant sales and franchise royalties and fees, increased 37.3% to $42.7 million in the third quarter compared to $31.1 million in the third quarter of 2003. System-wide same store sales increased 7% for the quarter. Company-owned restaurant sales for the quarter increased 36% to $37.9 million aided by a company-owned same store sales increase of 9.9% and 20 more company-owned locations in operation at the end of the third quarter 2004 relative to the same period in 2003. Franchise royalties and fees increased 49% to $4.8 million versus $3.2 million in the prior year. This increase was due to a franchised same store sales increase of 5.7% and 47 more franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $30,983 for the third quarter of 2004 compared to $28,281 for the same quarter last year, a 9.6% increase. Franchised restaurants averaged $38,727 for the period versus $35,289 in the third quarter a year ago, a 9.7% increase.

For the third quarter, earnings per diluted share were $0.14, versus $0.17 in the third quarter of 2003. During the quarter, we incurred a $508,000 non-cash impairment charge, or $0.04 per diluted share, related to the partial write-down of two stores whose underlying cash flow did not support the value of the assets on our balance sheet. In addition, we incurred a compensation expense of $291,000, or $0.02 per diluted share, related to our restricted stock incentive program.

Fourth Quarter 2004 Outlook

“Our expectations for fourth quarter same store sales are tempered by the 10% gain which we posted in the fourth quarter last year,” commented Ms. Smith. “That said, we believe that our strategic advertising and promotional activities will drive sales while building our brand in new and existing markets. We are on track to meet our 2004 development schedule, and Buffalo Wild Wings remains committed to building a national brand and creating long-term value for our shareholders.”

For the fourth quarter ending December 26, 2004, our management team expects total revenue to approximate $47.5 million, including a system-wide same store sales increase of 3% to 5% and the addition of 7 new company-owned restaurants and 13 new franchised units. Our management team also believes that earnings per diluted share for the fourth quarter will range from $0.17 to $0.19. This is based on the previously mentioned revenue assumptions, average chicken wing prices for the fourth quarter of $1.40 per pound, stock-based compensation expense of $375,000 and diluted weighted average shares outstanding of 8.6 million.

Included in this release is information regarding restaurant unit counts, same store sales and average weekly sales volumes. Our management team believes such information is an important measure of our performance and is useful in assessing consumer acceptance of the Buffalo Wild Wings Grill & Bar concept. Franchise information also provides an understanding of our revenues as franchise royalties and fees are based on the opening of franchised units and their sales. However, these sales measures are not prepared in accordance with GAAP, should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP, and may not be comparable to sales measures as defined or used by other companies.

We are hosting a conference call today, October 20, 2004 at 5:00 p.m. EDT to discuss these results. There will be a simultaneous webcast conducted at our website http://www.buffalowildwings.com.

A replay of the call will be available until October 27, 2004. To access this replay, please dial (973) 341-3080, password 5279276.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is an established and growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar restaurants featuring a variety of boldly flavored, made-to-order menu items including Buffalo, New York-style chicken wings spun in one of our 12 signature sauces. The widespread appeal of Buffalo Wild Wings establishes it as an inviting, neighborhood destination with more than 290 restaurants in 30 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and expected store openings for the fourth quarter of 2004, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of locations opening during the fourth quarter of 2004, the sales at these and our other company-owned and franchised locations, the cost of wings, the success of our marketing initiatives, our ability to control other restaurant operating costs and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

# # #

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar amounts in thousands except share and per share data)

(unaudited)

	Three months ended		Nine months ended
	Sept 28, 2003	Sept 26, 2004	Sept 28, 2003	Sept 26, 2004
Revenue:
Restaurant sales	$27,876	37,900	80,437	109,117
Franchise royalties and fees	3,223	4,807	9,331	13,325

Total revenue	31,099	42,707	89,768	122,442

Costs and expenses:
Restaurant operating costs:
Cost of sales	8,701	12,755	24,916	37,524
Labor	8,135	11,203	23,572	31,257
Operating	4,349	5,925	12,570	16,705
Occupancy	1,906	2,719	5,627	7,594
Depreciation	1,744	2,245	5,124	6,434
General and administrative	4,209	5,009	12,088	13,632
Preopening	223	585	579	1,379
Restaurant closures and impairment	16	508	738	547

Total costs and expenses	29,283	40,949	85,214	115,072

Income from operations	1,816	1,758	4,554	7,370

Other income (expense):
Interest expense	(247)	—	(768)	—
Interest income	21	174	53	462

	(226)	174	(715)	462

Earnings before income taxes	1,590	1,932	3,839	7,832

Income tax expense	620	753	1,497	3,055

Net earnings	970	1,179	2,342	4,777

Accretion resulting from cumulative dividend and mandatory redemption feature of preferred Stock	402	—	1,205	—

Net earnings available to common stockholders	$568	1,179	1,137	4,777

Earnings per common share—basic	$0.21	0.14	0.43	0.59
Earnings per common share—diluted	0.17	0.14	0.35	0.56

Weighted average shares outstanding — basic	2,754,716	8,253,186	2,671,497	8,114,078

Weighted average shares outstanding — diluted	3,379,255	8,599,355	3,295,605	8,576,845

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Nine months ended
	Sept 28, 2003	Sept 26, 2004	Sept 28, 2003	Sept 26, 2004
Revenue:
Restaurant sales	89.6%	88.7%	89.6%	89.1%
Franchise royalties and fees	10.4	11.3	10.4	10.9

Total revenue	100.0	100.0	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	31.2	33.7	31.0	34.4
Labor	29.2	29.6	29.3	28.6
Operating	15.6	15.6	15.6	15.3
Occupancy	6.8	7.2	7.0	7.0
Depreciation	5.6	5.3	5.7	5.3
General and administrative	13.5	11.7	13.5	11.1
Preopening	0.7	1.4	0.6	1.1
Restaurant closures and impairment	0.1	1.2	0.8	0.4

Total costs and expenses	94.2	95.9	94.9	94.0

Income from operations	5.8%	4.1%	5.1%	6.0%

Other income (expense):
Interest expense	(0.8)%	0.0%	(0.9)%	0.0%
Interest income	0.1	0.4	0.1	0.4

	(0.7)	0.4	(0.8)	0.4

Earnings before income taxes	5.1	4.5	4.3	6.4

Income tax expense	2.0	1.8	1.7	2.5

Net earnings	3.1	2.8	2.6	3.9

Accretion resulting from cumulative dividend and mandatory redemption feature of preferred Stock	1.3	0.0	1.3	0.0

Net earnings available to common stockholders	1.8%	2.8%	1.3%	3.9%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

(unaudited)

	Dec 28, 2003	Sept 26, 2004
Assets
Current assets:
Cash and cash equivalents	$49,538	30,024
Marketable securities	—	18,454
Accounts receivable—franchisees, net of allowance of $25	694	767
Accounts receivable—other	1,634	1,968
Inventory	978	1,101
Income taxes receivable	367	738
Prepaid expenses	1,230	574
Deferred income taxes	1,222	913

Total current assets	55,663	54,539

Property and equipment, net	44,450	52,684
Restricted cash	2,425	2,207
Other assets	702	747
Goodwill	759	759

Total assets	$103,999	110,936

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$1,959	2,126
Accounts payable	4,941	4,990
Accrued compensation and benefits	4,670	5,262
Accrued expenses	3,580	3,083
Current portion of deferred lease credits	491	417

Total current liabilities	15,641	15,878

Long-term liabilities:
Marketing fund payables	2,425	2,207
Deferred income taxes	4,733	5,500
Deferred lease credits, net of current portion	6,133	6,006

Total liabilities	28,932	29,591

Commitments and contingencies (note 6)
Common stockholders’ equity:
Undesignated stock, 5,600,000 shares authorized	—	—
Common stock, no par value. Authorized 15,600,000 shares; issued and outstanding 7,981,945 and 8,299,848, respectively	66,235	69,513
Deferred compensation	—	(1,777)
Retained earnings	8,832	13,609

Total common stockholders’ equity	75,067	81,345

Total liabilities and stockholders’ equity	$103,999	110,936

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Nine months ended
	Sept 28, 2003	Sept 26, 2004
Cash flows from operating activities:
Net earnings	$2,342	4,777
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	5,124	6,434
Amortization	—	165
Restaurant closures and impairment	738	547
Deferred lease credits	(154)	(807)
Deferred income taxes	74	1,076
Stock-based compensation	23	291
Change in operating assets and liabilities:
Accounts receivable	2,938	(615)
Inventory	(123)	(123)
Prepaid expenses	(740)	656
Other assets	22	(35)
Unearned franchise fees	559	167
Accounts payable	(1,699)	49
Income taxes	1,599	(371)
Accrued expenses	(31)	95

Net cash provided by operating activities	10,672	12,306

Cash flows from investing activities:
Acquisition of property and equipment	(6,688)	(15,225)
Purchase of marketable securities	—	(24,654)
Proceeds from marketable securities	—	6,035

Net cash used in investing activities	(6,688)	(33,844)

Cash flows from financing activities:
Issuance of common stock	527	1,210
Payments on notes payable	(151)	—
Payments on capital lease obligations	(3,221)	—
Proceeds from lessors	773	814

Net cash provided by (used in) financing activities	(2,072)	2,024

Net increase (decrease) in cash and cash equivalents	1,912	(19,514)

Cash and cash equivalents at beginning of period	4,652	49,538

Cash and cash equivalents at end of period	$6,564	30,024

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2004	88	92	97
2003	73	74	77	84
2002	56	60	63	70
2001	45	47	48	53
2000	29	33	39	42

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2004	168	175	189
2003	131	138	142	161
2002	108	119	123	129
2001	95	97	100	105
2000	85	87	89	95

System-wide Restaurants:

	Q1	Q2	Q3	Q4
2004	256	267	286
2003	204	212	219	245
2002	164	179	186	199
2001	140	144	148	158
2000	114	120	128	137

Quarterly Same Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	11.1%	10.6%	9.9%
2003	(1.4)%	2.7%	6.7%	8.5%	4.3%
2002	5.6%	4.6%	(0.7)%	(1.8)%	1.6%
2001	9.1%	7.0%	6.4%	12.1%	8.8%
2000	11.1%	13.2%	12.6%	8.2%	11.0%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	12.0%	10.4%	5.7%
2003	(0.4)%	2.3%	8.5%	10.7%	5.6%
2002	4.2%	4.5%	0.0%	(1.8)%	1.5%
2001	4.3%	3.7%	5.3%	8.4%	5.5%
2000	7.8%	6.0%	6.1%	3.0%	5.6%

System-wide Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	11.8%	10.4%	7.0%
2003	(0.7)%	2.4%	7.9%	10.0%	5.2%
2002	4.7%	4.5%	(0.2)%	(1.8)%	1.6%
2001	5.4%	4.5%	5.6%	9.4%	6.4%
2000	8.4%	7.4%	7.6%	4.2%	6.8%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	$32,289	30,184	30,983
2003	28,782	27,132	28,281	31,171	28,886
2002	29,564	26,330	25,916	28,466	27,547
2001	27,675	25,644	26,722	29,426	27,382
2000	28,183	25,144	25,498	26,287	26,227

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	$39,678	38,072	38,727
2003	33,920	33,393	35,289	39,014	35,491
2002	32,956	31,623	31,619	34,023	32,574
2001	30,533	28,820	29,835	33,267	30,652
2000	28,546	27,303	28,388	29,951	28,569

System-wide Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	$37,124	35,297	36,028
2003	32,093	31,154	32,779	36,223	33,134
2002	31,781	29,829	29,651	32,124	30,850
2001	29,639	27,774	28,788	32,007	29,583
2000	28,454	26,717	27,544	28,799	27,904

Average Quarterly Wing Prices Per Pound

	Q1	Q2	Q3	Q4	Year
2004	$1.49	1.46	1.35
2003	1.01	1.02	1.00	1.21	1.06
2002	1.11	.87	.84	.78	.89
2001	1.14	1.22	1.22	1.16	1.18
2000	.87	.79	.86	1.00	.89